Exhibit 99.1

Northwest Pipe Company Announces Fourth Quarter and Full Year 2024 Financial Results

•	Fourth quarter net sales of $119.6 million increased 8.6% year-over-year
•	Annual net sales of $492.5 million, a Company record under its current operating segments, increased 10.8% year-over-year
•	Record annual net sales for the Engineered Steel Pressure Pipe segment (“SPP”) and Precast Infrastructure and Engineered Systems segment (“Precast”)
•	Record annual gross profit of $95.4 million increased 22.9% year-over-year
•	Record annual net income of $3.40 per diluted share
•	Strong annual net cash provided by operating activities of $55.1 million
•	SPP backlog[1] of $213 million; SPP backlog including confirmed orders[2] of $310 million
•	Precast order book[3] of $61 million
•	Record safety performance; annual total recordable incident rate of 1.25 and annual days away rate of 0.14

VANCOUVER, Washington—February 26, 2025—Northwest Pipe Company (NASDAQ: NWPX) (the “Company”), a leading manufacturer of water-related infrastructure products, today announced its financial results for the fourth quarter and full year ended December 31, 2024. The Company will broadcast its fourth quarter and full year 2024 earnings conference call on Thursday, February 27, 2025 at 7:00 a.m. PT.

Management Commentary

“We delivered a stronger-than-normal fourth quarter, with SPP revenue reaching $82.5 million and a solid 17.9% gross margin,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company. “Robust fourth quarter bidding activity pushed our SPP backlog including confirmed orders to $310 million, positioning us well for continued strength in 2025. Precast revenue came in at $37.1 million, with a 20.7% gross margin, reflecting some market softness in non-residential construction demand. However, the Precast order bookings surged to $61 million, a significant increase from $46 million at the same time last year, indicating momentum heading into the new year.”

Mr. Montross continued, “For the full year of 2024, the Company posted outstanding results, achieving record financial and operational performance. Our SPP segment generated record revenue of $337.9 million and record gross profit of $62.6 million, while the Precast group delivered record revenue of $154.6 million and gross profit of $32.8 million, despite challenges in the non-residential construction markets. On a consolidated basis, we achieved record gross profit of $95.4 million. In addition, we generated $34.3 million in free cash flow4, consistent with our net income, both translating to $3.40 per diluted share and demonstrating the strength and quality of our earnings. Most importantly, we achieved a record safety performance, with a total recordable incident rate of 1.25, underscoring our unwavering commitment to the well-being of our employees.”

Mr. Montross concluded, “We entered 2025 with a strong SPP backlog and a robust Precast order book. While we expect a light bidding environment in SPP during the first quarter, we anticipate strong bidding activity in the second and third quarters, with full-year bidding levels aligning closely with 2024. In our Precast segment, the residential business remains strong, and we are now seeing a surge in the non-residential order book, indicating improved strength in 2025. On a consolidated basis, we expect the first quarter of 2025 to resemble the first quarter of 2024, as weather events in various locations across the country continue to have an impact.”

Fourth Quarter 2024 Financial Results

Consolidated

•	Net sales increased 8.6% to $119.6 million from $110.2 million in the fourth quarter of 2023.
•	Gross profit increased 16.3% to $22.4 million, or 18.8% of net sales, from $19.3 million, or 17.5% of net sales, in the fourth quarter of 2023.
•

Net income was $10.1 million, or $1.00 per diluted share, compared to $5.4 million, or $0.54 per diluted share, in the fourth quarter of 2023. Net income included a favorable impact of $2.3 million, or $0.23 per diluted share, related to the realization of previously uncertain income tax positions, resulting in adjusted net income of $7.8 million, or $0.77 per diluted share.

Engineered Steel Pressure Pipe Segment (SPP)

•

SPP net sales increased 9.9% to $82.5 million from $75.1 million in the fourth quarter of 2023 driven by an 11% increase in tons produced resulting primarily from an improved bidding environment coupled with changes in project timing.

•

SPP gross profit increased 32.2% to $14.8 million, or 17.9% of SPP net sales, from $11.2 million, or 14.9% of SPP net sales, in the fourth quarter of 2023 primarily due to increased volume and changes in product mix.

•

SPP backlog was $213 million as of December 31, 2024 compared to $231 million as of September 30, 2024 and $273 million as of December 31, 2023. Backlog including confirmed orders was $310 million as of December 31, 2024 compared to $282 million as of September 30, 2024 and $319 million as of December 31, 2023.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales increased 5.9% to $37.1 million from $35.1 million in the fourth quarter of 2023 driven by a 23% increase in volume shipped, partially offset by a 14% decrease in selling prices primarily due to changes in product mix.

•

Precast gross profit decreased 5.4% to $7.7 million, or 20.7% of Precast net sales, from $8.1 million, or 23.2% of Precast net sales, in the fourth quarter of 2023 primarily due to changes in product mix.

•	Precast order book was $61 million as of December 31, 2024 compared to $57 million as of September 30, 2024 and $46 million as of December 31, 2023.

Full Year 2024 Financial Results

Consolidated

•	Net sales increased 10.8% to $492.5 million in 2024, a Company record under its current operating segments, from $444.4 million in 2023.
•	Gross profit increased 22.9% to $95.4 million, or 19.4% of net sales, in 2024 from $77.6 million, or 17.5% of net sales, in 2023.
•

Net income was $34.2 million, or $3.40 per diluted share, in 2024 compared to $21.1 million, or $2.09 per diluted share, in 2023. Net income included a favorable impact of $2.3 million, or $0.23 per diluted share, related to the realization of previously uncertain income tax positions, resulting in adjusted net income of $31.9 million, or $3.17 per diluted share.

Engineered Steel Pressure Pipe Segment (SPP)

•

SPP net sales increased 14.0% to a record $337.9 million in 2024 from $296.4 million in 2023 driven by a 33% increase in tons produced resulting from an improved bidding environment and changes in project timing, which was partially offset by a 14% decrease in selling price per ton due to a combination of lower raw materials costs and product mix.

•

SPP gross profit increased 47.6% to a record $62.6 million, or 18.5% of SPP net sales, in 2024 from $42.4 million, or 14.3% of SPP net sales, in 2023 primarily due to increased volume and changes in product mix.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales increased 4.5% to a record $154.6 million in 2024 from $148.0 million in 2023 driven by a 28% increase in volume shipped, partially offset by a 15% decrease in selling prices primarily due to changes in product mix.

•	Precast gross profit decreased 6.9% to $32.8 million, or 21.2% of Precast net sales, in 2024 from $35.2 million, or 23.8% of Precast net sales, in 2023 primarily due to changes in product mix.

Balance Sheet and Cash Flow Details

•	As of December 31, 2024, the Company had $24.7 million of outstanding revolving loan borrowings and additional borrowing capacity of approximately $99 million under the revolving credit facility.
•	Net cash provided by operating activities was $36.1 million in the fourth quarter of 2024 compared to $9.0 million in the fourth quarter of 2023 primarily due to a $24.8 million increase in cash provided by changes in working capital and a $2.2 million increase in cash provided by net income adjusted for non-cash items. Net cash provided by operating activities was $55.1 million in 2024 compared to $53.5 million in 2023 primarily due to a $12.9 million increase in cash provided by net income, adjusted for non-cash items, partially offset by a $11.3 million decrease in cash provided by changes in working capital.
•	Capital expenditures were $4.2 million in the fourth quarter of 2024 compared to $5.0 million in the fourth quarter of 2023. Capital expenditures were $20.8 million in 2024 compared to $18.3 million in 2023.

1 Northwest Pipe Company defines “backlog” as the balance of remaining performance obligations under signed contracts for Engineered Steel Pressure Pipe products for which revenue is recognized over time.

2 Northwest Pipe Company defines “confirmed orders” as Engineered Steel Pressure Pipe projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 Northwest Pipe Company defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment.

4 Northwest Pipe Company defines “free cash flow” as cash flows from operating activities less purchases of property and equipment. For purposes of the full year 2024, $55.1 million of net cash provided by operating activities, less $20.8 million in purchases of property and equipment, resulted in $34.3 million of free cash flow.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s fourth quarter and full year 2024 financial results will be held on Thursday, February 27, 2025, at 7:00 a.m. Pacific Time. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Thursday, March 13, 2025, by dialing 1‑844‑512‑2921 in the U.S. or 1‑412‑317‑6671 internationally and entering the replay access code: 13750954.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer of water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures stormwater and wastewater technology products; high-quality precast and reinforced concrete products; pump lift stations; steel casing pipe, bar-wrapped concrete cylinder pipe, and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, Permalok®, and Northwest Pipe Company lines. The Company’s diverse team is committed to quality and innovation while demonstrating the Company’s core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order modifications or cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs (in particular Canada and Mexico) and duties imposed on imports and exports and related impacts on the Company, economic uncertainty and associated trends in macroeconomic conditions, including potential recession, inflation, and the state of the housing and commercial construction markets, interest rate risk and changes in market interest rates, including the impact on the Company’s customers and related demand for its products, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate future acquisitions into its business and operations that produce accretive financial results, effects of security breaches, computer viruses, and cybersecurity incidents, timing and amount of share repurchases, impacts of U.S. tax reform legislation on the Company’s results of operations, and the impact on our customers and related demand for our products, adequacy of the Company’s insurance coverage, supply chain challenges, labor shortages, impact of geopolitical trends, changes, and events, including the ongoing military conflicts in Ukraine and the Middle East or tensions in the Taiwan Strait and South China Sea and the regional and global ramifications of these events, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, material weaknesses in the Company’s internal control over financial reporting and its ability to remediate such weaknesses, impacts of pandemics, epidemics, or other public health emergencies, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2023 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, free cash flow, and adjusted net income. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. These should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

investors@nwpipe.com

Or

Addo Investor Relations

nwpx@addo.com

###

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Net sales:
Engineered Steel Pressure Pipe	$82,491	$75,087	$337,945	$296,381
Precast Infrastructure and Engineered Systems	37,136	35,077	154,603	147,974
Total net sales	119,627	110,164	492,548	444,355

Cost of sales:
Engineered Steel Pressure Pipe	67,738	63,924	275,341	253,954
Precast Infrastructure and Engineered Systems	29,451	26,950	121,802	112,759
Total cost of sales	97,189	90,874	397,143	366,713

Gross profit:
Engineered Steel Pressure Pipe	14,753	11,163	62,604	42,427
Precast Infrastructure and Engineered Systems	7,685	8,127	32,801	35,215
Total gross profit	22,438	19,290	95,405	77,642

Selling, general, and administrative expense	11,941	10,665	47,161	43,784
Operating income	10,497	8,625	48,244	33,858
Other income (loss)	74	500	(213)	276
Interest expense	(911)	(1,133)	(5,660)	(4,855)
Income before income taxes	9,660	7,992	42,371	29,279
Income tax expense (benefit)	(436)	2,548	8,165	8,207
Net income	$10,096	$5,444	$34,206	$21,072

Net income per share:
Basic	$1.02	$0.54	$3.45	$2.11
Diluted	$1.00	$0.54	$3.40	$2.09

Shares used in per share calculations:
Basic	9,919	10,010	9,916	9,991
Diluted	10,108	10,105	10,066	10,081

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$5,007	$4,068
Trade and other receivables, net	66,946	47,645
Contract assets	103,422	120,516
Inventories	79,770	91,229
Prepaid expenses and other	7,343	9,026
Total current assets	262,488	272,484
Property and equipment, net	150,456	143,955
Operating lease right-of-use assets	87,747	88,155
Goodwill	55,504	55,504
Intangible assets, net	27,041	31,074
Other assets	6,417	6,709
Total assets	$589,653	$597,881

Liabilities and Stockholders’ Equity
Current liabilities:
Current debt	$-	$10,756
Current portion of long-term debt	2,994	-
Accounts payable	27,783	31,142
Accrued liabilities	28,172	27,913
Contract liabilities	11,197	21,450
Current portion of operating lease liabilities	4,987	4,933
Total current liabilities	75,133	96,194
Borrowings on line of credit	24,677	54,485
Long-term debt	11,476	-
Operating lease liabilities	85,744	85,283
Deferred income taxes	8,297	10,942
Other long-term liabilities	10,323	10,617
Total liabilities	215,650	257,521

Stockholders’ equity	374,003	340,360
Total liabilities and stockholders’ equity	$589,653	$597,881

NORTHWEST PIPE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$34,206	$21,072
Depreciation and finance lease amortization	15,038	11,616
Amortization of intangible assets	4,033	4,190
Deferred income taxes	(4,684)	(172)
Gain on insurance proceeds	-	(466)
Share-based compensation expense	5,061	3,672
Other, net	728	1,547
Changes in working capital	669	11,996
Net cash provided by operating activities	55,051	53,455

Cash flows from investing activities:
Purchases of property and equipment	(20,799)	(18,291)
Payment of working capital adjustment in acquisition of business	-	(2,731)
Proceeds from insurance	-	431
Other investing activities	63	219
Net cash used in investing activities	(20,736)	(20,372)

Cash flows from financing activities:
Borrowings on line of credit	171,329	155,398
Repayments on line of credit	(201,137)	(184,609)
Borrowings on other debt	4,244	-
Payments on other debt	(500)	-
Payments on finance lease liabilities	(1,419)	(826)
Tax withholdings related to net share settlements of equity awards	(1,449)	(1,652)
Repurchase of common stock	(4,429)	(707)
Other financing activities	(15)	(300)
Net cash used in financing activities	(33,376)	(32,696)

Change in cash and cash equivalents	939	387
Cash and cash equivalents, beginning of period	4,068	3,681
Cash and cash equivalents, end of period	$5,007	$4,068